Exhibit 99.1

October 28, 2025

Franklin Financial Reports Third Quarter and Year-to-Date 2025 Results;

Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its third quarter and year-to-date 2025 financial results.

A summary of notable operating results as of or for the third quarter ended September 30, 2025 follows:

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Net Income: $5.4 million ($1.19 per diluted share) an increase of 26.9% compared to $4.2 million ($0.95 per diluted share) for the third quarter of 2024, and a decrease of 9.4% from $5.9 million ($1.32 per diluted share) for the second quarter of 2025.

•	Wealth Management: Fees were $2.3 million, an increase of 8.0% from $2.1 million in the third quarter of 2024. Assets under management were $1.4 billion on September 30, 2025.
•	Asset Growth: $2.297 billion in assets on September 30, 2025 compared to $2.198 billion at year-end 2024, an increase of 4.5%.
•	Loan Growth: Total net loans of $1.544 billion on September 30, 2025, an increase of 11.8% from December 31, 2024.
•	Deposit Growth: Total deposits of $1.903 billion on September 30, 2025, an increase of 4.8% from December 31, 2024.
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Performance Metrics: Return on Average Assets (ROA) 0.93%, Return on Average Equity (ROE) 13.39%, and Net Interest Margin (NIM) of 3.32% on an annualized basis, for the third quarter of 2025, compared to a ROA of 0.80%, ROE of 11.86%, and NIM of 2.97% for the third quarter of 2024.

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The key performance metrics for the third quarter of 2025 were negatively affected by fee amortization of $113 thousand (recorded in interest expense) from the redemption of a portion of the Corporation’s subordinated notes, and the addition of an $894 thousand specific reserve on one commercial real estate credit (further described below) through the provision for credit loss.

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On October 16, 2025, the Board of Directors declared a $0.33 per share regular quarterly cash dividend for the fourth quarter of 2025 to be paid on November 26, to shareholders of record at the close of business on November 7, 2025.  This dividend represents a 3.1% increase over the 2024 fourth quarter dividend.

A summary of notable operating results as of or for the nine months ended September 30, 2025 follows:

•	Net Income: $15.2 million ($3.39 per diluted share) compared to $10.6 million ($2.41 per diluted share) for the nine months ended September 30, 2024, an increase of 43.1%.
•	Wealth Management: Fees were $6.9 million, an increase of 8.3% from $6.4 million for the first nine months of 2024.
•	Performance Metrics: ROA 0.90% ROE 13.31%, and NIM of 3.20% on an annualized basis, compared to a ROA of 0.69%, ROE of 10.47%, and NIM of 2.95% for the comparable period in 2024.

Balance Sheet Highlights

Total assets on September 30, 2025 were $2.297 billion, up 4.5% from $2.198 billion on December 31, 2024. Significant changes in the balance sheet from December 31, 2024 to September 30, 2025 include:

•	Debt securities available for sale decreased $39.3 million (7.7%) due primarily to paydowns.
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Net loans increased $163.1 million (11.8%) over the year-end 2024 balance, primarily from an increase of $101.3 million in commercial real estate loans. As of September 30, 2025, commercial real estate (CRE) loans totaled $904.6 million (57.8% of total loans) with the largest collateral segments being: apartment buildings ($174.6 million), hotels and motels ($103.0 million), office buildings ($93.6 million), land development ($92.4 million), shopping centers ($89.3 million).  These loans are primarily in the Bank's market area of south-central Pennsylvania. Of the total CRE portfolio, 41.0% was owner-occupied and 59.0% was non-owner occupied.

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Total deposits increased $87.2 million (4.8%) from year-end 2024. The majority of the growth occurred in money management accounts, which was partially offset by a decrease in time deposits.  Noninterest-bearing accounts were 16.4% of total deposit, up slightly from 16% at year-end 2024. For the first nine months of 2025, the cost of total deposits was 1.91%, but fell to 1.83% for the third quarter of 2025. On September 30, 2025, the Bank estimated that approximately 88% of its deposits were FDIC insured or collateralized.

•	On September 30, 2025, the Corporation redeemed $9.0 million of its $15.0 million, 5.00% fixed to floating, subordinate notes due September 1, 2030, utilizing excess cash on hand for the redemption.
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Shareholders' equity increased $21.6 million during the first nine months of 2025 to $166.3 million on September 30, 2025. Retained earnings increased $10.8 million, net of dividends of $4.4 million, over the same period.  The accumulated other comprehensive loss (AOCI) decreased $9.7 million during the first nine months of 2025 to $25.8 million. On September 30, 2025, the tangible book value(1)  of the Corporation's common stock was $35.13 per share an increase of $4.48 per share from December 31, 2024.  In January 2025, an open market repurchase plan was approved to repurchase 150,000 shares of common stock over a one-year period and 12,800 shares of common stock were repurchased during the first nine months of 2025 under the approved plan to fund the quarterly dividend reinvestment plan.  The Bank is considered to be well-capitalized under regulatory guidance as of September 30, 2025.

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Average interest-earning assets for the first nine months of 2025 were $2.164 billion, compared to $1.950 billion for the same period in 2024, an increase of 11.0%. This increase occurred primarily in the loan portfolio which increased 13.9%, driven by a 16.3% ($119.3 million) increase in commercial real estate loans. The yield on earning assets increased to 5.31% for the first nine months of 2025 from 5.15% for the same period in 2024. For the third quarter of 2025, the yield on earning assets was 5.39%.   Total deposits averaged $1.867 billion for the first nine months of 2025, an increase of $278.1 million (17.5%) over the average balance for the same period in 2024.  The cost of total deposits increased from 1.81% for the first nine months of 2024 to 1.91% for the same period of 2025, but the cost decreased to 1.83% for the third quarter of 2025.

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Nonaccrual loans totaled $10.7 million, on September 30, 2025 and have increased from $266 thousand on December 31, 2024, but have decreased from $10.8 million on June 30, 2025.  Nonaccrual loans were 0.68% of total gross loans on September 30, 2025 compared to 0.02% on December 31, 2024.  The nonaccrual loans are comprised primarily of two loans: 1) a $7.3 million construction loan on a mixed-use commercial project, and 2) a $2.9 million hotel loan. The construction loan is current on payments as of September 30, 2025, the developer invested additional capital in the project during the third quarter of 2025, other investors are expected to provide additional capital during the fourth quarter of 2025, and the Bank has no commitment to lend additional money.  Nevertheless, the Bank established a specific reserve of $894 thousand for this loan as of September 30, 2025, and with this reserve believes it is sufficiently collateralized for this loan. The hotel was auctioned in July 2025. Settlement of the auction sale is expected in the fourth quarter of 2025 and the net proceeds to the Bank are expected to fully satisfy the loan.   The allowance for credit loss to loans ratio was 1.30% on September June 30, 2025, up from 1.26% on December 31, 2024, primarily due to the addition of the specific reserve, previously mentioned. The allowance for credit losses (ACL) for unfunded commitments was $1.9 million on September 30, 2025, compared to $2.0 million on December 31, 2024.

Income Statement Highlights – Third Quarter Comparison 2025 v. 2024

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Net income for the third quarter of 2025 was $5.4 million ($1.19 per diluted share) compared to $4.2 million ($0.95 per diluted share) for the third quarter of 2024, an increase of 26.9%. Net income for the third quarter was negatively affected by additional amortization expense on the partial redemption of the subordinated note, and the specific reserve previously discussed.

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Net interest income was $18.2 million for the third quarter of 2025 compared to $14.7 million for the same period of 2024, an increase of $3.5 million or 24.2%.  The improvement was driven primarily by an increase in interest income on the loan portfolio.

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For the third quarter of 2025, the provision for credit losses on loans was $1.3 million compared to $474 thousand for the same quarter of 2024. The increased provision for credit losses was due to the previously discussed specific reserve of $894 thousand.  The provision for credit losses on unfunded commitments was a reversal of $53 thousand for the third quarter of 2025, compared to an expense of $11 thousand for the same period in 2024.

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Noninterest income totaled $4.8 million for the third quarter of 2025 compared to $4.9 million for the same quarter of 2024, a decrease of 0.9%. Compared to the third quarter of 2024, income from Wealth Management increased $167 thousand, but was more than offset by a reduction in income from the change in fair value of equity securities.

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Noninterest expense for the third quarter of 2025 was $15.1 million compared to $13.9 million for the third quarter of 2024, an increase of $1.2 million (8.8%).  Salaries and employee benefits increased $1.1 million, primarily in salaries (increased $506 thousand) and health insurance (increased $420 thousand) period over period.

•	The effective federal income tax rate was 19.6% for the third quarter of 2025 and 17.3% for the same period in 2024.

Income Statement Highlights – Year-to-date Comparison 2025 v. 2024

•	Net income for the first nine months of 2025 was $15.2 million ($3.39 per diluted share) compared to $10.6 million ($2.41 per diluted share) for the same period in 2024, an increase of 43.1%.
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Net interest income was $51.0 million for the first nine months of 2025 compared to $42.4 million for the same period in 2024, an increase of $8.6 million or 20.3%.  The improvement was driven primarily by an increase in interest income on the loan portfolio which was up $9.8 million while interest expense increased only $2.1 million.

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For the first nine months of 2025, the provision for credit losses on loans was $2.7 million   compared to $1.5 million for the same period of 2024. The increased provision for credit losses was due primarily to the previously discussed specific reserve of $894 thousand.  The year-to-

date provision for credit losses on unfunded commitments was a reversal of $93 thousand for 2025, compared to a reversal of $41 thousand in 2024.
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Noninterest income totaled $14.5 million for the first nine months of 2025 compared to $13.4 million for the same period of 2024, an increase of 8.1%. The growth was due primarily to an increase in wealth management fees, loan charges, and a refund on state sales taxes.

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Noninterest expense for the nine months of 2025 was $44.1 million compared to $41.2 million for the same period of 2024 (an increase of 6.1%).  As compared to the 2024 year-to-date period, salaries and employee benefits (primarily health insurance), legal and professional fees, and data processing fees increased, but were partially offset by a decrease in marketing costs.

•	The effective federal income tax rate was 19.2% for the nine months of 2025 and 16.9% for the same period in 2024.
(1)	Non-GAAP measure. See GAAP versus Non-GAAP Presentation that follows.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of    $2.3 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC''). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of I995. Such forward-looking statements refer to a future period or periods, reflecting management's current views as to likely future developments, and use words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology,  the intensification of competition within the Corporation's market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024	% Change

Interest income	$29,675	$28,600	$26,053	$85,333	$74,594	14.4%
Interest expense	11,482	11,362	11,401	34,297	32,176	6.6%
Net interest income	18,193	17,238	14,652	51,036	42,418	20.3%
Provision for credit losses - loans	1,251	704	474	2,704	1,524	77.4%
(Reversal of) provision for credit losses - unfunded commitments	(53)	(69)	11	(93)	(41)	126.8%
Total provision for credit losses	1,198	635	485	2,611	1,483	76.1%
Noninterest income	4,811	5,103	4,853	14,475	13,392	8.1%
Noninterest expense	15,148	14,389	13,917	44,114	41,561	6.1%
Income before income taxes	6,658	7,317	5,103	18,786	12,766	47.2%
Income taxes	1,304	1,409	885	3,603	2,154	67.3%
Net income	$5,354	$5,908	$4,218	$15,183	$10,612	43.1%

Diluted earnings per share	$1.19	$1.32	$0.95	$3.39	$2.41	40.7%
Regular cash dividends declared	$0.33	$0.33	$0.32	$0.98	$0.96	2.1%

Balance Sheet Highlights (as of )	9/30/2025	6/30/2025	9/30/2024
Total assets	$2,297,077	$2,286,745	$2,151,363
Debt securities available for sale	469,285	481,259	466,485
Loans, net	1,543,515	1,500,035	1,348,386
Deposits	1,902,895	1,893,471	1,723,491
Other borrowings	200,000	200,000	240,000
Shareholders' equity	166,343	157,364	149,928

Assets Under Management (fair value)
Wealth Management	$1,273,461	$1,221,333	$1,176,879
Held at third party brokers	144,902	138,763	144,168
Total assets under management	$1,418,363	$1,360,096	$1,321,047

	As of or for the Three Months Ended			As of or for the Nine Months Ended
Performance Ratios	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024
Return on average assets*	0.93%	1.04%	0.80%	0.90%	0.69%
Return on average equity*	13.39%	15.64%	11.86%	13.31%	10.47%
Dividend payout ratio	27.61%	24.92%	33.45%	28.76%	39.74%
Net interest margin*	3.32%	3.21%	2.97%	3.20%	2.95%
Net loans recovered (charged-off)/average loans*	-0.01%	0.00%	-0.02%	0.00%	-0.01%
Nonperforming loans / gross loans	0.68%	0.71%	0.03%
Nonperforming assets / total assets	0.47%	0.47%	0.02%
Allowance for credit losses / loans	1.30%	1.26%	1.28%
Book value, per share	$37.15	$35.22	$33.93
Tangible book value (1)	$35.13	$33.20	$31.89
Market value, per share	$46.00	$34.63	$30.13
Market value/book value ratio	123.83%	98.31%	88.80%
Market value/tangible book value ratio	130.93%	104.28%	94.49%
Price/earnings multiple*	9.66	6.56	7.93
Current quarter dividend yield*	2.87%	3.81%	4.25%
* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure reconciliation

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of
	September 30, 2025	June 30, 2025	September 30, 2024
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$166,343	$157,364	$149,928
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	157,327	148,348	140,912

Shares outstanding (in thousands)	4,478	4,468	4,419

Tangible book value per share (non-GAAP)	$35.13	$33.20	$31.89